Exhibit 8.1

March 24, 2026

Coterra Energy Inc.

Three Memorial City Plaza

840 Gessner Road, Suite 1400

Houston, Texas 77024

Ladies and Gentlemen:

We have acted as counsel to Coterra Energy Inc., a Delaware corporation (“Coterra”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of February 1, 2026 (the “Merger Agreement”), by and among Coterra, Devon Energy Corporation, a Delaware corporation (“Devon”), and Cubs Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Devon (“Merger Sub”), including the merger of Merger Sub with and into Coterra, with Coterra surviving as a wholly-owned subsidiary of Devon (the “Merger”) pursuant to which the holders of Coterra Common Stock will receive for each share of Coterra Common Stock owned by them immediately prior to the Merger 0.70 shares of Devon Common Stock, with cash paid in lieu of the issuance of fractional shares of Devon Common Stock. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement (as defined below).

This opinion is being delivered in connection with the Registration Statement (File No. 333-294222) of Devon on Form S-4, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreement, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the Merger will be consummated in the manner described in the Registration Statement and the Merger Agreement and will be effective under applicable law, (ii) none of the terms or conditions contained in either the Registration Statement or the Merger Agreement will be waived or modified, and (iii) the facts relating to the Merger are accurately and completely reflected in the Registration Statement and the Merger Agreement. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, and warranties set forth in the documents referred to above.

Gibson, Dunn & Crutcher LLP
811 Main Street Suite 3000 | Houston, TX 77002-6117 | T: 346.718.6600 | F: 346.718.6620 | gibsondunn.com

Coterra Energy Inc.

March 24, 2026

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could affect the conclusion expressed herein. There can be no assurance that the IRS or a court will not take a position contrary to our opinion.

Based upon the foregoing, and subject to the qualifications, assumptions, and limitations stated herein and in the Registration Statement, we hereby confirm that the statements of legal conclusion set forth in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences of the Merger” constitute the opinion of Gibson, Dunn & Crutcher LLP as to the material U.S. federal income tax consequences to holders of Coterra Common Stock of the Merger to be consummated in connection with the stockholder vote regarding the transactions contemplated by the Merger Agreement.

This opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Our opinion is limited to the U.S. federal income tax issues specifically addressed herein, and no opinion is expressed or should be inferred as to any other U.S. federal income tax issues or the tax consequences under any state, local, or foreign laws or with respect to other areas of U.S. federal taxation. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully,

/s/ Gibson, Dunn & Crutcher LLP